OUTPARCEL PURCHASE AGREEMENT
     (Outparcel Sale - Animas Valley Mall; Farmington, New Mexico)

          THIS AGREEMENT is made and entered into as of the 27th day of June, 1995, by and between ANIMAS VALLEY MALL ASSOCIATES, an Illinois general partnership (hereinafter called "Seller"), and PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP, a Maryland limited partnership (hereinafter called "Buyer").

                          R E C I T A L S

     A. Seller is the owner of that certain real property which constitutes an outparcel portion of that certain shopping center located at the intersection of Largo Street and Highway 50, in the City of Farmington, County of San Juan, State of New Mexico, and sometimes known as "Animas Valley Mall."
     B. Buyer desires to purchase such outparcel premises on the terms and conditions hereinafter documented.
               NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:
     1. Purchase and Sale. Seller shall sell to Buyer, and Buyer shall purchase from Seller, the land (the "Land") described in Exhibit "A-1" attached hereto and made a part hereof, together with all right, title and interest of Seller in and to all improvements, structures, supplies and fixtures, if any, located upon the Land, and, all right, title and interest of Seller in and to all reciprocal easement and operating agreements, contract rights and agreements, (hereinafter, collectively, the "Outparcel Property"), all upon the terms, covenants and conditions hereinafter set forth. Notwithstanding anything to the contrary contained herein, the Outparcel Property does not include the shopping center premises described in Exhibit "A-2" attached hereto and made a part hereof.
     2.    Purchase Price.   The purchase price (the "Purchase Price") for
the Outparcel Property shall be the sum of $300,000.
     3.    Payment of Purchase Price.   The Purchase Price shall be paid
to Seller by Buyer as follows:
     A.    Escrow Deposits.   Concurrently herewith, Buyer shall deliver a
bank or cashier's check or other good funds in the amount of $25,000 to First American Title Insurance Company, National/Commercial Division, at its offices at 338 East 400 South, Salt Lake City, Utah 84111 (Attention:
Cindy Lund), which company, in its capacity as escrow holder hereunder, is called "Escrow Holder"). The proceeds of such check or other goods shall be deposited and held by Escrow Holder as a deposit against the Purchase Price in accordance with the terms and provisions of this Agreement. As used herein, the term "Escrow Deposit" shall mean the foregoing $25,000 deposit, together with all interest thereon. At all times in which the Escrow Deposit is being held by the Escrow Holder, the Escrow Deposit shall be invested by Escrow Holder in the following investments ("Approved Investments"): (i) United States Treasury obligations, (ii) United States Treasury backed repurchase agreements issued by a major national money center banking institution reasonably acceptable to Seller, or (iii) such other manner as may be reasonably agreed to by Seller and Buyer. The Escrow Deposit shall be disposed of by Escrow Holder only as provided in this Agreement. Seller and Buyer agree to promptly execute such additional escrow instructions as may be required by Escrow Holder provided the same are consistent with the terms of this Agreement and are otherwise reasonably satisfactory to the parties.
     B.    Closing Payment.   An amount equal to the Purchase Price, as
adjusted by the application of the Escrow Deposit and by the prorations and credits specified herein, shall be paid in cash on the "Closing Date", as hereinafter defined (the amount to be paid under this subparagraph B being herein called the "Closing Payment").
     4.    Conditions Precedent
     A.    Title Matters.
     (1) Title Report. Buyer has received Commitment for Title Insurance No. B-614-ROT/mw dated March 22, 1995 ("Title Commitment") covering, among other premises, the Outparcel Property from First American Title Insurance Company (which company, in its capacity as title insurer hereunder, is herein called the "Title Company"). In addition, Buyer has received an updated survey of the Outparcel Property, among other premises, dated June 12, 1995, prepared by Cheney-Walters-Echols, Inc. ("Survey"). Buyer hereby approves the exceptions to title shown on the Title Commitment and the matters disclosed on the Survey, subject to those objections, if any, specified in Exhibit "B" attached hereto and made a part hereof (such approved exceptions being herein being herein called the "Permitted Exceptions"). Approval by Buyer of any additional exceptions to title or survey matters disclosed after the date hereof shall be a condition precedent to Buyer's obligation to purchase the Outparcel Property. Unless Buyer gives written notice that it approves any such additional exceptions to title or survey matters, stating the exceptions so approved, on or before the sooner to occur of 5 days after receipt of written notice thereof or the Closing Date, Buyer shall be deemed to have disapproved said exceptions. If, for any reason, on or before the Closing Date Seller does not cause any exceptions to title which Buyer has not approved (to the extent Buyer is permitted hereunder to so disapprove) to be removed at no cost or expense to Buyer (Seller having the right but not the obligation to do so), the obligation of Seller to sell, and Buyer to Buy, the Outparcel Property as herein provided shall terminate (and Seller and Buyer shall have no further obligations in connection herewith); provided, however, Seller shall cause any mechanic's liens to be paid off (or insured over in the Title Commitment, such affirmative insurance, if any, being at Seller's cost and expense). Buyer shall have the option to waive the condition precedent set forth in this paragraph 4A(1) by notice to Seller. In the event of such waiver, such condition shall be deemed satisfied.
     (2)   Exceptions to Title.   Buyer shall be obligated to accept title
to the Outparcel Property, subject to the following exceptions to title:
     (a) Real estate taxes and assessments not yet due and payable (it being understood that such taxes and assessment shall be subject to proration as set forth in paragraph 5D(1)(a) hereof;
     (b) The printed exceptions which appear in the standard form ALTA owner's policy of title insurance (with "extended coverage") issued by Title Company in the State of New Mexico; and
     (c)   Such exceptions to title as may be approved by Buyer pursuant to the provisions of subparagraph A(1) above. Conclusive evidence of the availability of such title shall be the willingness of Title Company to issue to Buyer on the Closing Date an ALTA owner's title insurance policy (with "extended coverage") in the standard form issued in the State of New Mexico ("Owner's Policy"), in the face amount of the Purchase Price, which policy shall show (i) title to the Outparcel Property to be vested of record in Buyer, and (ii) the Permitted Exceptions to be the only exceptions to title.
     B.   Completed Due Diligence.
     (1) Price Reflective of Reviews. Buyer has completed all of Buyer's due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Outparcel Property, including all leases, reciprocal easement and operating agreements, service contracts, survey and title matters, and all physical, environmental and legal compliance matters and conditions respecting the Outparcel Property. Buyer acknowledges that Buyer and Seller have discussed the results of Buyer's due diligence examinations, reviews and inspections and that the Purchase Price has been adjusted to appropriately take such due diligence matters into account to Buyer's satisfaction.
     (2) Conduct of Reviews. Buyer hereby represents and warrants to Seller that Buyer at all times conducted its due diligence review, inspections and examinations in a manner so as to not cause damage, loss, cost or expense to Seller or the Outparcel Property and so as not interfere with or disturb any tenant at the Outparcel Property, and Buyer will indemnify, defend, and hold Seller and the Outparcel Property harmless from and against any such damage, loss, cost or expense (the foregoing obligation surviving any termination of this Agreement). If the transactions hereunder shall fail to close, Buyer shall promptly deliver to Seller (without representation or warranty) true, accurate and complete copies of any written reports relating to the Outparcel Property prepared for or on behalf of Buyer by any third party and shall return all documents and other materials furnished by Seller hereunder. Buyer shall keep all information or data received or discovered in connection with any of the inspections, reviews or examinations strictly confidential.
     C. Performance by Seller; No Material Adverse Change. The performance and observance, in all material respects, by Seller of all covenants and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date shall be a condition precedent to Buyer's obligation to purchase the Outparcel Property. In addition, in the event that the "Seller Closing Certificate" (as hereinafter defined) shall disclose any changes in any material respect in the representations and warranties of Seller contained in paragraph 7A below which are not otherwise permitted or contemplated by the terms of this Agreement, then Buyer shall have the right to terminate this Agreement. Buyer shall have the option to waive the condition precedent set forth in this paragraph 4C by written notice to Seller. In the event of such waiver, such condition shall be deemed satisfied.
     D.    Performance by Buyer; No Material Adverse Change.   The
performance and observance, in all material respects, by Buyer of all covenants and agreements of this Agreement to be performed or observed by it prior to or on the Closing Date shall be a condition precedent to Seller's obligation to sell the Outparcel Property. In addition, in the event that the "Buyer Closing Certificate" (as hereinafter defined) shall disclose any changes in any material respect in the representations and warranties of Buyer contained in paragraph 7B below which are not permitted or contemplated by the terms of this Agreement, then Seller shall have the right to terminate this Agreement. Seller shall have the option to waive the condition precedent set forth in this paragraph 4D by written notice to Buyer. In the event of such waiver, such condition shall be deemed satisfied.
     5.     Closing Procedure.   The sale and purchase herein provided
shall be consummated at a closing conference ("Closing Conference"), which shall be held at Buyer's offices at 35 Century Park-Way, Salt Lake City, Utah. In order to facilitate the closing of the transactions hereunder, the parties will meet at a pre-closing conference commencing June 27, 1995, with the intention to finalize the closing matters contemplated herein in a timely manner so as to cause the actual closing hereunder to occur on the Closing Date. As used herein, "Closing Date" means June 30, 1995, or such earlier date as may be agreed upon by Buyer and Seller; provided, however, if any condition specified in this Agreement is not satisfied by the Closing Date, either Seller or Buyer may, at its sole election, extend the Closing Date for various periods not to exceed 30 days in the aggregate in order to attempt to cause such conditions to be satisfied in accordance with, and subject to the limitations of, this Agreement.
     A. Escrow. On or before the Closing Date, the parties shall deliver to Title Company the following: (1) by Seller, a duly executed and acknowledged original of a special warranty deed ("Deed") in the form of Exhibit "C" attached hereto and made a part hereof, and (2) by Buyer, the Closing Payment in immediately available federal funds. Such deliveries shall be made pursuant to escrow instructions ("Escrow Instructions") to be executed among Buyer, Seller and Title Company in form reasonably acceptable to such parties in order to effectuate the intent hereof. The conditions to the closing of such escrow shall include the Title Company's receipt of the Deed and the Closing Payment and a notice from each of Buyer and Seller authorizing Title Company to close the transactions as contemplated herein (each of Buyer and Seller being obligated to deliver such authorization notice at the Closing Conference as soon as it is reasonably satisfied that the other party is in a position to deliver the items to be delivered by such other party under subparagraph B below).
     B.    Delivery to Parties.   Upon the satisfaction of the conditions
set forth in the Escrow Instructions, then (x) the Deed shall be delivered to Buyer by Title Company's depositing the same for recordation, (y) the Closing Payment (and the Deposit) shall be delivered by Title Company to Seller and (z) at the Closing Conference, the following items shall be delivered:
     (1)   Seller Deliveries.   Seller shall deliver to Buyer the
following:
     (a) A duly executed and acknowledged bill of sale, assignment and assumption agreement ("Assignment and Assumption Agreement") with respect to any contracts to be assigned hereunder in the form of Exhibit "D" attached hereto and made a part hereof;
     (b) Duly executed and acknowledged certificates regarding the "non-foreign" status of Seller;
     (c) A certificate of Seller ("Seller Closing Certificate") updating the representations and warranties contained in paragraph 7A hereof to the Closing Date and noting any changes thereto;
     (d) Evidence reasonably satisfactory to Buyer and Title Company respecting the due organization and execution of this Agreement and the documents required to be delivered hereunder; and
     (e)   Such additional documents as may be reasonably required by
Buyer and Title Company in order to consummate the transactions hereunder (provided the same do not materially increase the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein).
     (2)   Buyer Deliveries.   Buyer shall deliver to Seller the
following:
     (a)   A duly executed and acknowledged Assignment and Assumption
Agreement;
     (b) A certificate of Buyer ("Buyer Closing Certificate") updating the representations and warranties contained in paragraph 7B hereof to the Closing Date and noting any changes hereto;
     (c) Evidence reasonably satisfactory to Seller and Title Company respecting the due organization of Buyer and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and

     (d) Such additional documents as may be reasonably required by Seller and Title Company in or to consummate the transactions hereunder (provided the same do not materially increase the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein).
     C.    Closing Costs.   Buyer shall pay all closing costs in
connection with the transactions hereunder, including, without limitation, all title insurance premiums and costs, all survey costs, including the costs to obtain the Survey, all escrow fees of Escrow Holder, all recording, documentary, transfer, intangible, sales and use taxes, if any, payable in connection with the transfers contemplated in this Agreement, and all fees, costs or expenses in connection with Buyer's due diligence reviews hereunder. Seller and Buyer shall pay their respective shares of prorations as hereinafter provided.
     D.    Prorations.
     (1)   Items to be Prorated.   The following shall be prorated between
Seller and Buyer as of the Closing Date:
     (a)   Taxes.   All real estate taxes and assessments on the Outparcel
Property for the current year. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Outparcel Property resulting from the sale of the Outparcel Property or from any improvements made or leases entered into on or after the Closing Date.
     (b)   Operating Expenses.   All operating income or expenses
respecting the Property, to the extent the same are customarily prorated between sellers and buyers in purchase and sale transactions similar to the purchase and sale of the property.
     (2)   Calculation.   The prorations and payments shall be made on the
basis of a written statement submitted to Buyer and Seller by Escrow Holder prior to the Close of Escrow and approved by Buyer and Seller. In the event any prorations or apportionments made under this subparagraph D shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprobated when the information is available.
     6.    Condemnation of Outparcel Property.   In the event that, after
the date hereof but prior to the Closing Date, either any portion of the Outparcel Property is taken pursuant to eminent domain proceedings, Seller shall have no obligation to repair or replace any such damage or destruction. In the event of any condemnation, the Purchase Price shall be reduced by an amount equal to the condemnation award in connection therewith. Seller shall in all events retain its claims to, and shall be entitled to receive, all condemnation awards (and Buyer shall reasonably cooperate with Seller in connection with pursuing any such amounts or claims). In the event the condemnation award shall exceed $25,000, either Seller or Buyer may, at its option, terminate this Agreement by notice to the other party, given on or before the Closing Date.
     7.    Representations, Warranties and Covenants.
     A.    Representations, Warranties and Covenants of Seller.
     (1)   General Disclaimer.   Except as specifically set forth in
paragraph 7A(2) below, the sale of the Outparcel Property hereunder is and will be made on an "as is" basis, without representations and warranties of any kind or nature, express, implied or otherwise, including, but not limited to, any representation or warranty concerning title to the Outparcel Property, the physical condition of the Outparcel Property (including, but not limited to, the condition of the soil or the improvements, if any), the environmental condition of the Outparcel Property (including, but not limited to, the presence or absence of hazardous substances on or respecting the Outparcel Property), the compliance of the Outparcel Property with applicable laws and regulations (including, but not limited to, zoning and building codes or the status of development or use rights respecting the Outparcel Property), the financial condition of the Outparcel Property or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Outparcel Property or any part thereof. Buyer acknowledges that, during the Due Diligence Period, Buyer has examined, reviewed and inspected all matters which in Buyer's judgment bear upon the Outparcel Property and its value and suitability for Buyer's purposes. Except as to matters specifically set forth in paragraph 7A(2) below, Buyer will acquire the Outparcel property solely on the basis of its own physical and financial examinations, reviews and inspections and the title insurance protection afforded by the Owner's Policy.
     (2)    Limited  Representations and Warranties  of Seller.
Subject to the provisions of paragraph 7A(1) above, Seller hereby represents and warrants that, except as set forth in Exhibit "E"
attached hereto and made a part hereof:
     (a)    Litigation; Bankruptcy. There is no pending nor, to
Seller's knowledge, any written notice to Seller threatening action, litigation, condemnation or other proceeding against the Outparcel
Property or against Seller with respect to the Outparcel Property nor are there any pending bankruptcy or insolvency proceedings against
Seller.
     (b) Compliance. Seller has received no written notice from any governmental authority having jurisdiction over the Outparcel Property to the effect that the Outparcel Property is not in compliance with applicable laws and ordinances.
     (c) Service Agreements and Other Contracts. Other than the "operating Agreement" described in Exhibit "F" attached hereto, the Permitted Exceptions and those which are cancelable on 30 days' notice, Seller has not entered into any service agreements or contracts
("Service Agreements") or other agreements (other than as set forth in this Agreement) relating to the Outparcel Property which will be in force on the Closing Date, and Seller has not received any written notice of any material default thereunder that remains uncured. Without limitation thereon, there are no leases demising any portion of the Property.
     (d)   Environmental Matters. Except as set forth in the
"Environmental Reports" (as defined in Exhibit "G"), to Seller's knowledge there has been no deposit, storage, removal, burial or discharge of any "Hazardous Material" at, upon, under or within the Outparcel Property, in an amount which would, as of the date hereof, give rise to an "Environmental Compliance Cost". The term "Hazardous Material" shall mean (i) asbestos and any chemicals, flammable substances or explosives, any radioactive materials (including radon), any hazardous wastes or substances which have, as of the date hereof, been determined by any applicable Federal, State or local government law to be hazardous or toxic by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, and/or any instrumentality now or hereafter authorized to regulate materials and substances in the environment which has jurisdiction over the Outparcel Property ("Environmental Agency"), and (ii) any oil, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, which materials listed under items (i) and(ii) above cause the Outparcel Property (or any part thereof) to be in material violation of any applicable environmental laws or the regulations of any Environmental Agency; provided, however, that the term "Hazardous Material" shall not include motor oil and gasoline contained in or discharged from vehicles not used primarily for the transport of motor oil or gasoline. The term "Environmental Compliance Cost" means any reasonable out-of-pocket cost, fee or expense incurred directly to satisfy any requirement imposed by an Environmental Agency to bring the Outparcel Property into compliance with applicable Federal, State and local laws and regulations directly relating to the existence on the Outparcel Property of any Hazardous Material.
     (e)    Due Authority. This Agreement and all agreements,
instruments and documents herein provided to be executed or to be caused to be executed by Seller are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Seller.
Seller is a limited partnership, duly organized and validly existing under the laws of the State of Illinois, and is duly authorized and qualified to do all things required of it under this Agreement. Seller has the capacity and authority to enter into this Agreement and consummate the transactions herein provided.
     (f)    Seller's Knowledge. The term "to Seller's knowledge" or
other similar term, as used herein, means the knowledge of James M. Whittington, Douglas Welker and Margaret Lannen (such knowledge being deemed to be only the actual knowledge of such individuals without any duty to investigate).
     B.    Representations and Warranties of Buyer. Buyer hereby
represents and warrants that:
     (1) This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Buyer.
     (2) Buyer is a limited partnership, duly organized and validly existing under the laws of the State of Maryland, and is duly authorized and qualified to do all things required of it under this Agreement.
     (3) Buyer has the capacity and authority to enter into this Agreement and consummate the transactions herein provided.
     C. Survival. Any cause of action of a party for a breach of the foregoing representations and warranties shall survive for a period of one year after the Closing Date, at which time such representations and warranties (and any cause of action resulting from a breach thereof not then in litigation) shall terminate. Notwithstanding the foregoing, if Buyer shall have actual knowledge as of the closing date that any of the representations or warranties of Seller is in breach or default of any of its obligations under this Agreement, and Buyer nonetheless closes the transactions hereunder and acquires the Outparcel Property, then
Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon such closing hereunder).
     D. Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement:
     (1)   Seller shall maintain the Outparcel Property in the same
manner as prior hereto pursuant to its normal course of business (such maintenance obligations not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller.
     (2) Seller shall not enter into any service contracts, leases or other similar agreements without the prior consent of Buyer, except those deemed reasonably necessary by Seller which are cancelable on 30 days' notice.
     8.    Indemnification.
     A.    By Buyer.   Buyer shall hold harmless, indemnify and defend
Seller from and against: (1) any and all third party claims for Buyer's torts or breaches of contract related to the Outparcel Property and occurring on or after the Closing Date, (2) any and all loss, damage or third party claims in any way arising from Buyer's inspections or examinations of the Outparcel Property prior to the Closing Date; and
(3) all costs and expenses, including reasonable attorney's fees, incurred by Seller as a result of the foregoing.
     B.    By Seller.   Seller shall hold harmless, indemnify and
defend Buyer from and against: (1) any and all third party claims for Seller's torts or breaches of contract related to the Outparcel Property and occurring prior to the Closing Date; and (2) all costs and expenses, including reasonable attorney's fees, incurred by the Buyer as a result of such claims. The foregoing indemnity shall not cover any matters relating to title or marketability of the Outparcel Property (Buyer relying on the coverage provided by the Owner's Policy as to such matters).


     C.    Generally.   Each indemnification under this Agreement shall
be subject to the following provisions: The indemnitee shall notify indemnitor of any such claim against indemnitee within 30 days after it has actual notice of such claim, but failure to notify indemnitor shall in no case prejudice the rights of indemnitee under this Agreement unless indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should indemnitor fail to discharge or undertake to defend indemnitee gives the indemnitor written notice of the same, then indemnitee may settle such liability, and indemnitor's liability to indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys' fees, incurred by indemnitee in effecting such settlement.
     9.   DISPOSITION OF DEPOSITS.   IF THE TRANSACTION HEREIN PROVIDED
SHALL NOT BE CLOSED BY REASON OF SELLER'S DEFAULT UNDER THIS AGREEMENT OR THE FAILURE OF SATISFACTION OF THE CONDITIONS DESCRIBED IN PARAGRAPH 4 HEREOF OR THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH PARAGRAPH 6 HEREOF, THEN THE ESCROW DEPOSIT SHALL BE RETURNED TO BUYER, AND NEITHER PARTY SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER; PROVIDED, HOWEVER, IF THE TRANSACTIONS HEREUNDER SHALL FAIL TO CLOSE SOLELY BY REASON OF SELLER'S DEFAULT, AND BUYER SHALL HAVE FULLY PERFORMED ITS OBLIGATIONS HEREUNDER AND SHALL BE READY, WILLING AND ABLE TO CLOSE, THEN BUYER SHALL BE ENTITLED TO SPECIFICALLY ENFORCE THIS AGREEMENT (BUT NO OTHER ACTION, FOR DAMAGES OR OTHERWISE, SHALL LIE). IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL NOT CLOSE BY REASON OF BUYER'S DEFAULT UNDER THIS AGREEMENT, THEN THE ESCROW DEPOSIT SHALL BE DELIVERED TO SELLER AS FULL COMPENSATION AND LIQUIDATED DAMAGES UNDER AND IN CONNECTION WITH THIS AGREEMENT. IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL CLOSE, THE ESCROW DEPOSIT SHALL BE APPLIED AS A PARTIAL PAYMENT OF THE PURCHASE PRICE. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE OUTPARCEL PROPERTY HAS BEEN AND WILL CONTINUE TO BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER'S BREACH OR DEFAULT. IN THE EVENT THE SALE OF THE OUTPARCEL PROPERTY SHALL NOT BE CONSUMMATED ON ACCOUNT OF BUYER'S DEFAULT, THEN THE RETENTION OF THE ESCROW DEPOSIT SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT BY REASON OF SUCH DEFAULT, SUBJECT TO THE PROVISIONS OF PARAGRAPH lOI HEREOF.

               _________________         _________________
               Seller's Initials         Buyer's Initials

             10.      Miscellaneous.


       A.      Brokers.   Except for JMB Realty Corporation (whose fees
shall be paid by Seller), Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a claim for broker's or finder's fee or commissions in connection herewith, then Seller shall indemnify and defend Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify and defend Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. The indemnification obligations under this paragraph lOA shall survive the closing of the transactions hereunder or the earlier termination of this Agreement.
     B.   Limitation of Liability.


     (1) Notwithstanding anything to the contrary contained herein, if the closing of the transactions hereunder shall have occurred (and Buyer shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed $25,000.
     (2) No constituent partner in or agent of Seller (other than JMB Income Properties, LTD-X ("JMB-X") but not any of its constituent partners or agents), nor any advisor, trustee, member, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Seller or JMB-X (including, but not limited to, Animas Holdings, Limited Partnership and JMB Realty Corporation) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to the assets of Seller and/or JMB-X for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner in Seller (including JMB-X) or in any other constituent partner of Seller, nor any obligation of any constituent partner in Seller (including JMB-X) or in any other constituent partner of Seller to restore a negative capital account or to contribute capital to seller (including JMB-X) or to any other constituent partner of Seller, shall at any time be deemed to be the property or an asset of Seller or any such other constituent partner, including JMB-X (and neither Buyer nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of partner's obligation to restore or contribute).
     C. Entire Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.
     D. Time of the Essence. Time is of the essence of this Agreement.
     E. Interpretation. Paragraph headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.
     F. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Mexico.
     G. Successors and Assigns. Buyer may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller (in which event such transferee shall assume in writing all of the transferor's obligations hereunder, but such transferor shall not be released from its obligations hereunder); provided, however, Buyer may assign its interest in this Agreement to a limited partnership in which Buyer is the managing general partner and has not less than a 518 interest in capital and profits in such limited partnership. No consent given by Seller to any transfer or assignment of Buyer's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer's rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.
     H. Notices. Any notice which a party is required or may desire to give the other shall be in writing and shall be sent by personal delivery or by mail (either (i) by United States registered or certified mail, return receipt requested, postage prepaid, or (ii) by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):



To Buyer:

35 Century Park-Way
Salt Lake City, Utah 84115
Attention: Mr. G. Rex Frazier
                     and
           David R. Sabey, Esq.

To Seller:

900 North Michigan Avenue
l9th Floor
Chicago, Illinois 60611
Attention: Mr. James M. Whittington

With Copy To:

Pircher, Nichols & Meeks
1999 Avenue of the Stars
Suite 2600
Los Angeles, California 90067
Attention: Real Estate Notices (GML)

Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier's proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given.
     I. Legal Costs. Except as set forth in paragraph 5C above, the parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction and that such legal costs shall not be part of the closing costs. In addition, if either Buyer or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys' fees, expenses and costs of investigation actually incurred. The foregoing includes, but is not limited to, attorneys' fees, expenses and costs of investigation (including, without limitation, those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.
     J. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original instrument but all of such counterparts together constituting but one agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

               ANIMAS VALLEY MALL ASSOCIATES,
               an Illinois general partnership

               By:   JMB INCOME PROPERTIES, LTD.-X,

           an Illinois limited partnership,

                General Partner

           By:   JMB REALTY CORPORATION,
                 a Delaware corporation
                 General Partner

                  By:  ___________________
                                 Name: _James M. Whittington____________
                       Title: Managing Director_____________
                                                      "Seller"






               PRICE DEVELOPMENT COMPANY, LIMITED

                     PARTNERSHIP,
               a Maryland limited partnership



                         By:  JP REALTY, INC.,
          a Maryland corporation
          General Partner

                              By:_______________________
             Name:  G. Rex Frazier_________________
             Title:_President________________

                                             "Buyer"

                    ESCROW HOLDER'S ACKNOWLEDGEMENT

     The undersigned hereby executes this Agreement to evidence its agreement to act as Escrow Holder in accordance with the terms of this Agreement.

Date:__________________   FIRST AMERICAN TITLE INSURANCE COMPANY,
                          a _California
corporation___________________________________

                          By: __________________________________
                              Name: Cindy Lund_____________________________
                              Title:_Escroe Officer___________________________
                                               "Escrow Holder"

                           EXHIBIT LIST

"A-1"     -     Property Description

"A-2"     -     Excluded Property

"B"       -     Personal Property

"C"       -     Permitted Exceptions

"D"       -     Operating Agreement Description

"E"       -     REA Estoppel Certificate

"F-1"     -     Tenant Estoppel Certificate

"F-2"     -     First National Bank Estoppel Certificate

"G"       -     Deed

"H"       -     Operating Agreement Assignment and
                Assumption

"I"       -     Assignment and Assumption Agreement

"J"       -     Exceptions to Seller's Representations
                    and Warranties

"K-1"     -     List of Leases

"K-2"     -     Rent Roll

"L"       -     Service Agreements

"M"       -     Environmental Reports Description

"N"       -     Pending Leases